Exhibit 10.10.3

March 28, 2014

Matt Hallgren

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Dear Matt:

I am very pleased to confirm our offer (“Offer”) for you to join Press Ganey Associates, Inc. (the “Company” or “Press Ganey”) as our new Vice President, Finance, an employment at-will, exempt position reporting to me. Your targeted start date is Monday, April 14, 2014.

Set forth below are the terms and conditions of our offer (“Offer”) for you to join Press Ganey as our new VP, Finance. Set forth below are the terms and conditions of the benefits the Company is is offering you:

Salary:

Your base salary will be $180,000.00 annually; $6,923.07 paid biweekly.

Annual Discretionary Bonus Program:

You will be eligible to participate in Press Ganey’s Year-End Discretionary Bonus Program (“Discretionary Bonus Program”) at 30% target level beginning in 2014. The Discretionary Bonus Program does not constitute “wages”, is not guaranteed compensation, and in the event a bonus is distributed for 2014, your amount will be distributed at a prorated amount based upon your actual start date.

Equity Based Awards:

You will be eligible to participate in PG Holdco, LLC’s Management Equity Plan, pending approval by PG Holdco, LLC’s Board of Directors and its Compensation Committee. You shall be provided an opportunity to purchase equity units in the amount of 0.33 Class B Units and 0.66 Class C Units in PG Holdco, LLC. The terms and conditions of such promissory notes will be consistent with the terms for other similarly situated employees. All grants and purchases are subject to your execution of certain subscription, securityholder and other agreements related thereto (“Equity Grant Documents”).

Sign-on Bonus:

You will be eligible to receive a sign-on bonus (“Sign-on Bonus”) equal to $30,000.00, less ordinary payroll taxes, paid in two installments. The first installment of $15,000 will be included in your initial payroll distribution following your start date. The second, and final, installment of $15,000 will be included in in the regular payroll distribution following 90 calendar days from your actual start date. The Sign-on bonus payments are unrelated to Press Ganey’s Discretionary Bonus Program (or any other Press Ganey compensation plan). As such, this Sign-on Bonus is extraordinary, and it does not indicate a similar bonus will be paid in the future, nor does not indicate that any future bonus payments will be made to you under the Company’s Discretionary Bonus Program or any other Company bonus or compensation plan. In the event that you terminate your employment with Press Ganey voluntarily, or Press Ganey terminates your employment for any reason or no reason at all prior to your completion of 12 full calendar months of employment, you will be required to repay the bonus in full within ten (10) days of your effective date of separation from the Company.

Medical, Dental & Vision Benefits:

On your first day of employment, you will be eligible to participate in the Company’s medical, dental and vision benefits programs.

Vacation:

On your first day of employment, you will be eligible for up to 120 hours (15 days) of vacation per calendar year. It will accrue at a rate of .0576 hours per hour paid.

Personal Days:

You will be eligible for four (4) personal days to be used in the 2014 calendar year.

401(k) Retirement Plan:

On your first day of employment, you will be eligible to participate in the Company’s 401(k) Retirement plan. You will be automatically enrolled in the plan at a 5% contribution level as soon as administratively possible, provided you do not opt out of participating.

Background and Reference Check:

This Offer is contingent upon the successful completion of our reference and background check process to verify education, employment history, and criminal background.

Drug Screen:

This Offer is contingent upon a negative pre-employment drug screen.

Non-Disclosure; Non-Compete and Non-Solicit:

By executing this Offer, you understand that while performing your duties pursuant to the terms set forth herein, you will be granted access to certain proprietary and confidential information regarding Press Ganey’s business strategies, products and services, customers, and employees. This Offer is contingent upon your agreement to abide by the Company’s restrictive covenants, including its confidentiality and non-disclosure restrictions, as well as the non-competition, non-solicitation and post-employment restrictions contained in your Equity Grant Documents.

Matt, we are looking forward to having you join Press Ganey Associates, Inc. If you have any questions, please feel free to reach out to Liz Phillips at 574-286-2261

Sincerely,

/s/ Eileen Kamerick
Eileen Kamerick
Chief Financial officer

Please sign below and e-mail as an attachment to Liz Phillips (HR Business Partner) lphillips@pressganey.com

☒ I accept the Offer as stated.

☐ I decline the Offer.

/s/ Matt Hallgren
Matt Hallgren

April 2, 2014
Date